Exhibit 99.1

CONTACT:	First Potomac Realty Trust
Jaime Marcus	7600 Wisconsin Avenue
Manager, Investor Relations	11th Floor
(301) 986-9200	Bethesda, MD 20814
jmarcus@first-potomac.com	www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

SECOND QUARTER 2012 RESULTS

Announces Completion of Internal Investigation

WASHINGTON, D.C. (July 26, 2012) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three and six months ended June 30, 2012.

Highlights:

•	Core Funds From Operations of $16.9 million, or $0.32 per diluted share, which includes termination fee income of $1.1 million, or $0.02 per diluted share.

•	Same-property net operating income increased by 3.5% on an accrual basis and 3.0% on a cash basis.

•	Executed 560,000 square feet of leases, including 147,000 square feet of new leases.

•	Increased leased rates over prior quarter to 85.4%, from 84.9%, and occupancy rates to 84.0%, from 83.0%.

•	Prepaid the entire $75.0 million principal balance of its Series A and Series B Senior Notes and paid a $10.2 million make-whole amount associated with the prepayment.

Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “Our focus this quarter was continuing to lease up our portfolio, refining our capital plan to better align our balance sheet with our business strategy, implementing steps to remediate the material weakness disclosed in our 10-K and completing the internal investigation. We made good progress on these initiatives, and we are especially pleased that we were able to increase our occupancy to 84%, a more than 300 basis point increase over the second quarter of last year.”

Core FFO increased for the three and six months ended June 30, 2012 compared with the same periods in 2011 primarily due to an increase in the Company’s net operating income. FFO decreased for the three and six months ended June 30, 2012 compared with the same periods in 2011 due to $13.2 million of debt extinguishment charges and $2.5 million of legal and accounting fees associated with the Company’s internal investigation, both of which were incurred during the second quarter of 2012. The debt extinguishment charges and legal and accounting costs also caused the Company’s net loss to increase for the three and six months ended June 30, 2012. The Company’s loss on debt extinguishment and legal and accounting costs associated with its internal investigation are explained in greater detail later in this press release.

A reconciliation between Core FFO and FFO available to common shareholders for the three and six months ended June 30, 2012 and 2011 is presented below (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share	Amount	Per diluted share
Core FFO	$16,929	$0.32	$14,525	$0.28	$31,484	$0.60	$27,152	$0.53
Acquisition costs	(23)	—	(552)	(0.01)	(41)	—	(2,737)	(0.05)
Internal investigation costs	(2,533)	(0.05)	—	—	(2,533)	(0.05)	—	—
Loss on debt extinguishment	(13,221)	(0.25)	—	—	(13,325)	(0.26)	—	—

FFO available to common shareholders	$1,152	$0.02	$13,973	$0.27	$15,585	$0.29	$24,415	$0.48

Net (loss) income	$(13,219)		$752		$(16,694)		$(3,141)
Net (loss) income per diluted share	$(0.31)		$(0.03)		$(0.43)		$(0.15)

The Company’s consolidated portfolio was 85.4% leased and 84.0% occupied at June 30, 2012 compared with 84.9% leased and 83.0% occupied at March 31, 2012. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s Second Quarter 2012 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

A reconciliation of net (loss) income to FFO available to common shareholders and Core FFO, as well as definitions and statements of purpose, are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Internal Investigation

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, management identified a material weakness in the Company’s internal control over financial reporting as of December 31, 2011. In response to this material weakness and following an initial review by a special committee of independent trustees, the Board of Trustees determined in late April 2012 that a more detailed internal investigation of the facts and circumstances relating to the material weakness determination and the Company’s processes surrounding the monitoring and oversight of compliance with the Company’s financial covenants should be undertaken by the Audit Committee of the Board of Trustees, with the assistance of independent outside professionals. The Audit Committee has completed this internal investigation, which was thorough and rigorous, and has briefed the Board of Trustees regarding the results of the investigation and recommendations as to certain remedial measures.

With respect to the factual matters reviewed, the Audit Committee determined that the Company lacked sufficient controls surrounding the monitoring and oversight of the Company’s compliance with financial covenants under its debt agreements. This included that the Company’s interpretations of the appropriate methodology for calculating the applicable financial covenants, and the processes for reviewing debt covenant calculations, were not sufficiently exacting. In addition, the investigation found that there was insufficient internal communication regarding these matters.

In response to the material weakness determination previously disclosed, as well as the findings of the internal investigation and the recommendations of the Audit Committee, the Board of Trustees has adopted a number of remedial actions that the Company is in the process of implementing and which will continue to be implemented going forward. These remedial actions include enhancements to debt covenant compliance controls, enhancements to financial reporting controls, enhancement of the role of the Company’s legal department and accounting functions, general control enhancements regarding, among other things, enterprise risk management and communication by management with the Audit Committee and outside legal counsel, and other potential remedial measures, including personnel actions. Several of the foregoing remedial actions are already underway, including the engagement of a new third-party accounting firm to perform the Company’s internal audit function. Management is working with the Audit Committee to develop a detailed plan for the full implementation of these remedial measures and will provide periodic reports on the implementation of these measures to the Audit Committee.

Property Operations

During the second quarter, the Company executed 560,000 square feet of leases, which consisted of 147,000 square feet of new leases and 413,000 square feet of renewal leases. Significant new leases included 45,000 square feet at Sterling Park Business Center and 32,000 square feet at Three Flint Hill, which are both located in the Company’s Northern Virginia region and 15,000 square feet at Rumsey Center, which is located in the Company’s Maryland region. Rent from the majority of the new leases is expected to commence by the end of 2012. The 413,000 square feet of renewal leases in the quarter reflects a 76% retention rate. Renewal leases during the quarter included 75,000 square feet at Diamond Hill Distribution Center, 55,000 square feet at Lafayette Business Park, 52,000 square feet at Gateway 270 West, 39,000 square feet at Newington Business Park Center and 32,000 square feet at Chesterfield Business Center.

Same-property net operating income (“Same-Property NOI”) increased 3.5% and 2.3% for the three and six months ended June 30, 2012, respectively, compared with the same periods in 2011. Same-Property NOI increased 16.9% and 4.5% for the Company’s Maryland and Washington, D.C. regions, respectively, for the three months ended June 30, 2012. The increase in Same-Property NOI for the Company’s Maryland region was due to an increase in occupancy, particularly at Redland Corporate Center II, which was 99% vacant at acquisition in the fourth quarter of 2010 and was 76% occupied at June 30, 2012. The increase in Same-Property NOI in the Washington, D.C. region was due to higher recoveries of tenant expenses. Same-Property NOI decreased 1.2% and 5.5% for the Company’s Northern Virginia and Southern Virginia regions, respectively, for the three months ended June 30, 2012 compared with the same period in 2011. The decreases in Same-Property NOI for the Company’s Northern Virginia and Southern Virginia regions were due to increases in vacancy for the three months ended June 30, 2012 compared with 2011.

A reconciliation of net (loss) income to Same-Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

Dispositions

On May 8, 2012, the Company sold Woodlands Business Center, a 38,000 square foot office building in Largo, Maryland for net proceeds of $2.9 million. On May 31, 2012, the Company sold Goldenrod Lane, a 24,000 square foot office building in Germantown, Maryland for net proceeds of $2.7 million.

The Company acquired both properties as part of a portfolio acquisition in 2004. The Company reported an aggregate gain on the sale of the properties of $0.2 million in its second quarter results. The operating results of both properties and the gain on disposal are reflected as discontinued operations in the Company’s consolidated statements of operations for each of the periods presented in this press release.

In June 2012, the Company entered into a binding contract to sell two buildings totaling 39,000 square feet at Owings Mills Business Park, a six-building, 219,300 square foot business park in Owings Mills, Maryland. The sale is expected to be completed in the third quarter of 2012. At June 30, 2012, the Company classified the two buildings as “held-for-sale” and reflected their operating results as discontinued operations in its consolidated statements of operations for each of the periods presented in this press release.

Financing Activity

On June 11, 2012, the Company entered into a three-month, $40.0 million senior secured term loan with KeyBank National Association. The proceeds from the loan, together with a draw on the Company’s unsecured revolving credit facility were used to repay a $52.4 million mortgage loan encumbering One Fair Oaks. On June 28, 2012, the Company repaid the $40.0 million senior secured term loan with proceeds from the issuance of a $31.0 million mortgage loan, with a contractual interest rate of 4.22%, encumbering 1211 Connecticut Avenue, NW and a draw on the Company’s unsecured revolving credit facility.

During the second quarter of 2012, the Company entered into two interest rate swap agreements that fixed LIBOR on $75.0 million of its variable rate debt. At June 30, 2012, the Company had fixed LIBOR, at a weighted average rate of 1.5%, on $350.0 million of its variable rate debt through twelve interest rate swap agreements. The Company’s total debt had a weighted average effective interest rate of 4.6% at June 30, 2012, which includes the impact of its interest rate swap agreements. The Company’s interest coverage ratio was 2.5 times for the quarter ended June 30, 2012.

Balance Sheet

The Company had $928.8 million of debt outstanding at June 30, 2012, $384.8 million of which was fixed-rate debt and $350.0 million was variable-rate debt that had been swapped to a fixed interest rate. The balance of the Company’s debt, $194.0 million, was variable rate debt that consisted of borrowings under its secured term loan and unsecured revolving credit facility.

As previously disclosed, on May 10, 2012, the Company and its bank lenders amended the Company’s unsecured revolving credit facility, unsecured term loan and secured loan (together, the “Bank Debt”) to, among other things, revise certain financial and other covenants that provided additional operating flexibility for the Company to execute its business strategy, clarify the treatment of certain covenant compliance-related definitions and waive, among other things, all financial covenant non-compliance, if any, and any cross-defaults related thereto, that may have existed with respect to periods prior to the date of such amendments. In addition, the unsecured revolving credit facility and the unsecured term loan were amended to give the lenders the right, at their option, to record mortgages on substantially all of the Company’s unencumbered properties, which they have not yet elected to do as of the date of this press release. The unsecured term loan was also amended to convert the facility from a fixed interest rate spread over LIBOR to an interest rate spread that floats based on the Company’s leverage levels. The floating rate spread increased the pricing of the unsecured term loan by 25 basis points and can increase by an additional 25 basis points to the extent the Company’s leverage levels increase further or can revert to the original pricing if the Company’s leverage ratio improves. The Company paid $1.2 million to the bank lenders in connection with the foregoing amendments and expensed $2.2 million of previously deferred financing costs associated with the unsecured term loan.

On June 11, 2012, the Company prepaid the entire $75.0 million aggregate principal amount outstanding under the Series A and Series B Senior Notes (the “Senior Notes”). As a result of the prepayment, the Company paid a $10.2 million make-whole amount and $2.4 million of accrued interest to the holders of the notes. The prepayment of the Senior Notes, the make-whole amount and the accrued interest on the notes were paid with proceeds from a draw under the Company’s unsecured revolving credit facility. The make-whole amount, the extinguishment of $0.2 million of unamortized deferred financing costs associated with the Senior Notes, the aforementioned extinguishment of $2.2 million of unamortized deferred financing costs and $0.6 million of fees associated with amending the unsecured term loan were recorded as a loss on early debt extinguishment in the second quarter of 2012.

Dividends

On July 23, 2012, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend will be paid on August 10, 2012, to common shareholders of record as of August 3, 2012. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend will be paid on August 15, 2012 to preferred shareholders of record as of August 3, 2012.

Core FFO Guidance

The Company increased its full-year 2012 Core FFO guidance to $1.11 to $1.17 per diluted share, which includes $0.02 per diluted share from termination fee income that was recorded in the Company’s second quarter results. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s first quarter activity, in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)
Portfolio NOI(2)	$124,000	—	$126,000
Interest and Other Income	5,500	—	6,500
FFO from Unconsolidated Joint Ventures	4,500	—	5,000
Interest Expense	$(44,000)	—	$(46,000)
G&A(3)	(18,000)	—	(19,000)
Preferred Dividends	(11,964)	—	(11,964)
Weighted Average Shares	53,000	—	54,000
Average Occupancy	83%	—	84%
Same-Property NOI Growth – Accrual Basis	3%	—	5%

(1)	Does not take into consideration any additional acquisitions in 2012. The Company’s guidance also excludes any potential gains or asset impairments associated with property dispositions.
(2)

Does not include the straight-line rent impact of a tenant that has notified the Company of its intention to terminate its lease at the end of the first quarter of 2013. The Company anticipates its net income to increase by approximately $1.5 million per quarter through the first quarter of 2013 as a result of amortizing the tenant’s deferred abatement and straight-line balance over the tenant’s remaining lease term.

(3)	Does not include any legal or accounting costs associated with the Company’s internal investigation.

The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2012	Low Range	High Range
Net loss attributable to common shareholders per diluted share(1)	$(0.41)	$(0.35)
Real estate depreciation, net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	1.52	1.52

Core FFO per diluted share	$1.11	$1.17

(1)

Net loss attributable to common shareholders includes $13.2 million of costs associated with the prepayment of the Senior Notes and the write-off of costs primarily associated with amending the unsecured term loan in May 2012.

(2)

Items excluded from Core FFO consist of acquisition costs, contingent consideration, debt retirement charges, debt modification charges, personnel separation costs and legal and accounting costs associated with the Company’s internal investigation.

Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on Friday, July 27, 2012 at 10:00 AM ET, to discuss second quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Friday July 27, 2012 until midnight ET on Friday August 3, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 397594.

A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Friday, July 27, 2012, beginning at 10:00 AM ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of June 30, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 42% office properties, 36% business parks and 22% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly a million square feet of First Potomac property is LEED Certified, with another million square feet currently in development. Approximately half of the portfolio’s total square footage of multi-story office property is either LEED or Energy Star Certified and 82% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. On October 31, 2011, NAREIT issued revised guidance regarding the exclusion of impairment write-downs of depreciable assets reported in FFO. As a result, the Company began excluding impairment losses from FFO in the fourth quarter of 2011 and has restated FFO from prior periods to exclude such charges consistent with NAREIT’s guidance. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company provides a reconciliation of FFO to Core FFO in the financial tables accompanying this press release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and industrial properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its 10-K for the year ended December 31, 2011 and to re-establish and maintain effective internal controls over financial reporting and disclosure controls and procedures; the impact of the recently completed Internal Investigation, including any remedial actions required as a result of the Internal Investigation; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental	$37,582	$34,584	$75,044	$66,081
Tenant reimbursements and other	10,306	7,781	19,455	15,616

Total revenues	47,888	42,365	94,499	81,697

Operating expenses:
Property operating	10,194	9,349	21,591	19,726
Real estate taxes and insurance	4,845	4,038	9,669	7,914
General and administrative	7,245	4,185	12,142	8,192
Acquisition costs	23	552	41	2,737
Depreciation and amortization	16,169	16,533	32,211	28,976
Impairment of real estate assets	—	—	1,949	—

Total operating expenses	38,476	34,657	77,603	67,545

Operating income	9,412	7,708	16,896	14,152

Other expenses, net:
Interest expense	10,983	10,437	22,186	19,029
Interest and other income	(1,499)	(1,410)	(3,008)	(2,235)
Equity in (earnings) losses of affiliates	(24)	—	22	32
Loss on debt extinguishment	13,221	—	13,221	—

Total other expenses, net	22,681	9,027	32,421	16,826

Loss from continuing operations before income taxes	(13,269)	(1,319)	(15,525)	(2,674)

(Provision) benefit for income taxes	(101)	148	(162)	461

Loss from continuing operations	(13,370)	(1,171)	(15,687)	(2,213)

Discontinued operations:
Loss from operations of disposed properties	(10)	(31)	(1,168)	(2,882)
Gain on sale of real estate property	161	1,954	161	1,954

Income (loss) from discontinued operations	151	1,923	(1,007)	(928)

Net (loss) income	(13,219)	752	(16,694)	(3,141)

Less: Net loss attributable to noncontrolling interests	789	65	1,108	203

Net (loss) income attributable to First Potomac Realty Trust	(12,430)	817	(15,586)	(2,938)

Less: Dividends on preferred shares	(3,100)	(2,228)	(5,764)	(4,010)

Net loss attributable to common shareholders	$(15,530)	$(1,411)	$(21,350)	$(6,948)

Depreciation and amortization:
Real estate assets	16,169	16,533	32,211	28,976
Discontinued operations	51	380	131	837
Unconsolidated joint ventures	1,484	513	2,967	1,036
Consolidated joint ventures	(44)	(21)	(82)	(40)
Impairment of real estate assets	—	—	3,021	2,711
Gain on sale of real estate property	(161)	(1,954)	(161)	(1,954)
Net loss attributable to noncontrolling interests in the Operating Partnership	(817)	(67)	(1,152)	(203)

Funds from operations available to common shareholders	$1,152	$13,973	$15,585	$24,415

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Funds from operations (FFO)	$4,252	$16,201	$21,349	$28,425
Dividends on preferred shares	(3,100)	(2,228)	(5,764)	(4,010)

FFO available to common shareholders	1,152	13,973	15,585	24,415
Acquisition costs	23	552	41	2,737
Internal investigation costs	2,533	—	2,533	—
Loss on debt extinguishment	13,221	—	13,325	—

Core FFO	$16,929	$14,525	$31,484	$27,152

Basic and diluted earnings per common share:
Loss from continuing operations	$(0.31)	$(0.07)	$(0.41)	$(0.13)
Income (loss) from discontinued operations	—	0.04	(0.02)	(0.02)

Net loss	$(0.31)	$(0.03)	$(0.43)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	50,098	49,283	49,940	49,259
FFO available to common shareholders per share – basic	$0.02	$0.27	$0.30	$0.48
FFO available to common shareholders per share – diluted	$0.02	$0.27	$0.29	$0.48
Core FFO per share – diluted	$0.32	$0.28	$0.60	$0.53
Weighted average common shares and units outstanding:
Basic	52,834	51,659	52,768	50,984
Diluted	52,889	51,829	52,848	51,169

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets:
Rental property, net	$1,434,330	$1,439,661
Assets held for sale	4,078	5,297
Cash and cash equivalents	16,140	16,749
Escrows and reserves	13,651	18,455
Accounts and other receivables, net of allowance for doubtful accounts of $3,077 and $3,065, respectively	10,711	11,404
Accrued straight-line rents, net of allowance for doubtful accounts of $373 and $369, respectively	22,242	18,028
Notes receivable, net	54,696	54,661
Investment in affiliates	73,365	72,518
Deferred costs, net	37,806	34,683
Prepaid expenses and other assets	8,438	9,275
Intangible assets, net	53,022	59,021

Total assets	$1,728,479	$1,739,752

Liabilities:
Mortgage loans	$384,752	$432,023
Senior notes	—	75,000
Secured term loans	20,000	30,000
Unsecured term loan	300,000	225,000
Unsecured revolving credit facility	224,000	183,000
Accounts payable and other liabilities	60,284	53,507
Accrued interest	2,467	2,782
Rents received in advance	10,197	11,550
Tenant security deposits	5,978	5,603
Deferred market rent, net	4,266	4,815

Total liabilities	1,011,944	1,023,280

Noncontrolling interests in the Operating Partnership	35,563	39,981
Equity:
Preferred Shares, $0.001 par value, 50,000 shares authorized; Series A Preferred Shares, $25 liquidation preference, 6,400 and 4,600 shares issued and outstanding, respectively	160,000	115,000
Common shares, $0.001 par value, 150,000 shares authorized; 50,991 and 50,321 shares issued and outstanding, respectively	51	50
Additional paid-in capital	802,804	798,171
Noncontrolling interests in consolidated partnerships	4,298	4,245
Accumulated other comprehensive loss	(9,663)	(5,849)
Dividends in excess of accumulated earnings	(276,518)	(235,126)

Total equity	680,972	676,491

Total liabilities, noncontrolling interests and equity	$1,728,479	$1,739,752

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

Same-Property NOI(1)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total base rent	$34,219	$33,436	$62,719	$61,405
Tenant reimbursements and other	8,108	7,231	12,799	13,218
Property operating expenses	(8,931)	(8,711)	(16,850)	(17,365)
Real estate taxes and insurance	(4,333)	(3,879)	(7,398)	(7,142)

Same-Property NOI-accrual basis	29,063	28,077	51,270	50,116
Straight-line revenue, net	69	131	(17)	161
Deferred market rental revenue, net	(129)	(42)	(358)	(587)

Same-Property NOI-cash basis	$29,003	$28,166	$50,895	$49,690

Change in same-property NOI-accrual basis	3.5%		2.3%
Change in same-property NOI-cash basis	3.0%		2.4%
Changes in Same-Property NOI-accrual basis
Rental revenue increase	$783		$1,314
Tenant reimbursements and other increase (decrease)	877		(419)
Expense (increase) decrease	(674)		259

	$986		$1,154

Same-property percentage of total portfolio (sf)	95.4%		91.7%

Reconciliation of Consolidated NOI to Same-Property NOI	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total revenues	$47,888	$42,365	$94,499	$81,697
Property operating expenses	(10,194)	(9,349)	(21,591)	(19,726)
Real estate taxes and insurance	(4,845)	(4,038)	(9,669)	(7,914)

NOI	32,849	28,978	63,239	54,057
Less: Non-same property NOI(2)	(3,786)	(901)	(11,969)	(3,941)

Same-Property NOI – accrual basis	29,063	28,077	51,270	50,116

	Three Months Ended June 30, 2012	Percentage of Base Rent	Six Months Ended June 30, 2012	Percentage of Base Rent
Change in Same-Property NOI by Region (accrual basis)(3)
Washington, D.C.	4.5%	11%	0.5%	7%
Maryland	16.9%	33%	12.9%	34%
Northern Virginia	(1.2)%	28%	3.4%	29%
Southern Virginia	(5.5)%	28%	(7.9)%	30%
Change in Same-Property NOI by Property Type (accrual basis)
Business Park	0.8%	39%	(0.1)%	42%
Industrial	(9.8)%	20%	(6.3)%	23%
Office / Office Park	16.1%	41%	14.8%	35%

(1)

Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the operating results of the following non same-properties: Three Flint Hill, 440 First Street, NW, One Fair Oaks, Greenbrier Towers I & II, 1005 First Street, NE, Hillside Center, Davis Drive and two buildings at Owings Mills Business Park. The six months ended June 30, 2012 and 2011 also exclude the operating results of Cedar Hill I & III, Merrill Lynch and 840 First Street, NE.

(2)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.